Exhibit 99.1

www.avanex.com

For immediate release

Avanex Updates Third Quarter Expectations

FREMONT, Calif. – (March 10, 2005) – Avanex Corporation (Nasdaq: AVNX), pioneer of intelligent photonic solutions that enable next-generation optical networks, today announced revised expectations for the third quarter ending March 31, 2005.

Revenues for the third quarter of fiscal 2005 are expected to be in the range of $40 to $42 million. In addition, Avanex expects its pro forma net loss per share to be slightly greater than pro forma net loss per share for the second quarter ended December 31, 2004. Previously the company had announced that it expected that revenues and operating performance would be approximately flat compared to the second quarter of fiscal 2005. During the second quarter, Avanex reported revenues of $41.9 million, net loss per share of $0.17 on a GAAP basis, and a pro forma net loss per share of $0.11.

“Avanex continues to focus on improving its financial performance through the increased use of low-cost contract manufacturers, utilization of standardized product platforms, and consolidation of operational and administrative functions,” said President and CEO Jo Major. “We have seen some operating pressures in the current quarter due to the deteriorating dollar/euro exchange rate and annual product pricing negotiations.”

“Since we completed the acquisitions of the optical components businesses of Alcatel and Corning in August 2003, we have executed on a series of restructuring efforts. These initiatives improved our results and have streamlined the company’s operations. We are actively considering additional restructuring activities, which we believe will align our cost structure with future market opportunities. Further, we believe that the simplification of our corporate operating structure, coupled with our ability to meet the needs of our customers, positions Avanex to be a leading provider of optical communication solutions.”

Pro forma net loss per share in the second quarter excluded restructuring charges of $5.4 million, special charge for inventory write-down of $3.7 million, amortization of intangibles of $1.2 million, merger costs of $136,000, stock compensation expense of $157,000, litigation and contract settlements recovery of $572,000, gain on sale of equipment of $1.5 million, and recovery from utilization of excess inventory previously written-off of $148,000.

Corporate Headquarters

40919 Encyclopedia Circle, Fremont, CA 94538 USA • Telephone 510-897-4188 Fax 510-897-4189

About Avanex

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex was incorporated in 1997 and is headquartered in Fremont, California. Avanex also maintains facilities in Erwin Park, N.Y.; Nozay, France; and San Donato, Italy. The facilities also are home to Avanex’s Centers of Excellence for specialized research and manufacturing. To learn more about Avanex, visit our Web site at: www.avanex.com.

Forward-looking Statements

This press release contains forward-looking statements including forward-looking statements regarding expected third fiscal quarter revenues and pro forma net loss per share, cost reduction and restructuring measures, the transfer of manufacturing operations to third-party manufacturers in lower cost regions and our competitive position. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, problems or delays in integrating the businesses acquired from Alcatel, Corning and Vitesse Semiconductor, or in reducing the cost structure of the combined company, the company’s inability to achieve the anticipated benefits of the acquired businesses or to successfully transfer manufacturing operations to lower cost regions, any slowdown or deferral of new orders for our products, higher than anticipated expenses the company may incur in future quarters or the inability to identify expenses which can be eliminated. In addition, please refer to the risk factors contained in the company’s SEC filings including the company’s Annual Report on Form 10-K filed with the SEC on September 13, 2004, and the Company’s Quarterly Report on Form 10-Q filed with the SEC on February 9, 2005.

Avanex assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Investor Relations	Media
Mark Weinswig	Cynthia Quan
Phone: 510-897-4344	Phone: 510-897-4211
Fax: 510-897-4345	Fax: 510-897-4343
e-mail: mark_weinswig@avanex.com	e-mail: cynthia_quan@avanex.com

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